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                                                                   Exhibit 10.36

                    GENERAL RELEASE AND SEPARATION AGREEMENT
                    ----------------------------------------


     By this General Release and Separation Agreement ("Agreement"), between David J. Vitale ("Vitale") and the Board of Trade of the City of Chicago ("CBOT"), the parties hereby stipulate and agree as follows:

     WHEREAS, Vitale and the CBOT entered into an employment agreement on or about February 20, 2001 (the "Employment Agreement") for a term of four years (the "Employment Period"); and

     WHEREAS, said Employment Agreement was amended by a letter agreement between the parties dated February 19, 2002 (the "Letter Agreement"); and

     WHEREAS, Vitale and the CBOT wish to sever their employment relationship and terminate the Employment Period on terms and conditions which both parties consider reasonable and appropriate; and

     WHEREAS, Vitale and the CBOT desire to avoid any litigation and controversy and to settle and compromise fully any and all claims and issues that have been raised, or could have been raised, as a result of Vitale's employment relationship with the CBOT, the parties' Employment Agreement, the Letter Agreement and any other claims; and

     WHEREAS, the parties have agreed to the terms of this Agreement in order to completely resolve any and all issues between them.

     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, it is agreed by and between Vitale and the CBOT that:

     1. Vitale will voluntarily resign from all offices and directorships with the CBOT effective November 4, 2002, and shall be relieved of his duties and responsibilities as set forth in Paragraph 2 of the Employment Agreement at that time. Vitale shall continue as an

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active employee, on paid-vacation status, until November 30, 2002, at which time his employment shall terminate.

     2. The CBOT will pay Vitale his Base Salary, as defined in Paragraph 3(a) of the Employment Agreement ($1,250,000 per annum), through December 31, 2004.

     3. The CBOT agrees to pay Vitale a Performance Bonus for the 2002 fiscal year in cash in the amount of $500,000 and his 2002 supplemental 401(k) plan payment (including tax gross-up thereunder), less withholdings and deductions required by law, on or before December 31, 2002, even though Vitale will not be employed by the CBOT for the full fiscal year.

     4. Notwithstanding the provisions of the Employment Agreement relating to the forfeiture of the Incentive Award, Vitale will remain vested in, and retain the right to exercise, his vested Appreciation Units for the period ending March 31, 2003. Any portion of his vested Appreciation Units, which now total 40% of the Incentive Award referenced in Paragraph 3(d) of and Appendix A to the Employment Agreement, that is not exercised during the period ending March 31, 2003 shall be forfeited; provided further that Vitale shall be entitled to exercise his vested Appreciation Units only in accordance with the terms set forth in Appendix A to the Employment Agreement and in the Letter Agreement except as expressly modified herein. Provided further that Vitale shall be entitled to exercise his vested Appreciated Units if and only if he has complied with and continues to comply with the terms set forth in Paragraphs 5, 6 and 7 of the Employment Agreement.

     5. The CBOT shall continue to provide Vitale all health benefits covering Vitale (and his covered dependents) on the date hereof, at the CBOT's cost, for a period of one year from the effective date of his termination of employment. Thereafter, Vitale shall be entitled to all benefits under COBRA (and other similar statutes) as provided by applicable law. In the

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event that Vitale obtains other employment with company paid health insurance benefits, however, the CBOT's obligation to bear the costs of continued health insurance benefits will cease.

     6. The CBOT agrees to provide Vitale with an office, clerical assistance and a parking space at the CBOT's principal offices, located at 141 West Jackson Boulevard, Chicago, Illinois 60604, for a period of one year from the effective date of his termination of employment.

     7. Notwithstanding any provision to the contrary in Paragraph 7 of the Employment Agreement, the CBOT agrees that the Non-Compete Period will be limited to a period of one year from the effective date of Vitale's resignation from office except with respect to the following entities, their affiliates and subsidiaries: Eurex, BrokerTec, the St. Louis Merchants Exchange and the Board of Trade Clearing Corporation. With respect to those entities, their affiliates and subsidiaries, the Non-Compete Period shall be two years from the effective date of Vitale's resignation from office. In all other respects, however, Vitale will be required to comply with the terms of the Employment Agreement, including but not limited to Paragraphs 5, 6 and 7 pertaining to Confidential Information, Inventions and Patents, Non-Compete, and Non-Solicitation. For this purpose, "affiliate" means with respect to each of the foregoing four named companies ("special competitors"): (i) any entity beneficially owning more than 50% of the vote and value of all equity interests ("control") of a special competitor, (ii) any entity controlled by a special competitor, and (iii) any entity controlled by an entity that controls a special competitor. For this purpose, a "subsidiary" is any entity in which a special competitor owns 80% or more of the vote and value of all equity interests in such entity.

     8. Vitale understands and agrees that the compensation and benefits provided for in Paragraphs 2 through 6 of this Agreement, and benefits payable or otherwise provided under

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CBOT group benefit plans for its employees, constitute all of the compensation and benefits to which Vitale is entitled as a result of his separation from employment with the CBOT, and Vitale hereby waives any and all other claims for additional compensation and/or benefits to which he may otherwise have been entitled under the Employment Agreement and/or Letter Agreement.

     9. In exchange for the promises of the CBOT set forth in Paragraphs 4 through 6 of this Agreement, which Vitale agrees constitute consideration which is not otherwise owed or due to him, Vitale agrees, for himself, his heirs, successors, assigns or executors, to release and forever discharge the CBOT, any of its affiliated or related companies, and its and their past and present directors, officers, members, employees, representatives and insurers from any and all claims, suits, demands, causes of action, contracts, covenants, obligations, debts, costs, expenses, attorneys' fees, liabilities of whatever kind or nature in law or equity, by statute or otherwise whether now known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, which have existed or may have existed, or which do exist, arising from any matter whatsoever, at the present time or at any time prior to the date of this Agreement (the "Claims"), including, but not limited to: (1) any and all claims under the Illinois Wage Payment and Collection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1866, the Rehabilitation Act of 1973, the Age Discrimination in Employment Act, the Illinois Constitution, the Illinois Human Rights Act, the Chicago Human Rights Ordinance, the Fair Labor Standards Act, the Illinois Minimum Wage Law, Federal Executive Order 11246 and any other statute, law, order, regulation or enactment of any type; (2) any and all claims for breach of contract, express or implied, including but not limited to any claims for breach of the Employment Agreement and/or Letter Agreement, retaliatory discharge, wrongful discharge and/or any other tort or common law

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cause of action; and (3) any and all claims for attorneys' fees or costs. The foregoing to the contrary notwithstanding, "Claims" shall not include: (x) any and all claims under any employee benefit plan and (y) any and all claims for enforcement of this Agreement.

     10. In signing this Agreement, Vitale acknowledges that he intends that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. Vitale expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. Vitale acknowledges and agrees that the General Release contained in Paragraph 9 is an essential and material term of this Agreement and without such General Release the CBOT would not have made the promises set forth in Paragraphs 4 through 6 of this Agreement. Vitale further agrees that in the event he brings his own Claim in which he seeks damages against the CBOT or any other released party, or in the event he seeks to recover against the CBOT or any other released party in any Claim brought by a governmental agency on his behalf, this General Release shall serve as a complete defense to such Claims.

     11. Vitale and the CBOT agree that no interest or right Vitale has, or any of his beneficiaries has, to receive payment or to receive benefits under this Agreement shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, except as required by law. Nor may such interest or right to receive payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the

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obligations or debts of, or other claims against Vitale or his beneficiaries, including for alimony, except to the extent required by law.

     12. This Agreement shall not be construed as an admission of any wrongdoing by Vitale or by the CBOT, its affiliates, or its and their directors, officers, members, agents or employees.

     13. The parties agree to issue a joint press release concerning this Agreement and the separation of Vitale's employment with the CBOT, a copy of which is attached hereto as Exhibit A. In the event either party receives an inquiry about this Agreement or the separation of Vitale's employment with the CBOT, each party agrees to respond in a manner consistent with the information provided in the joint press release.

     14. This Agreement shall be interpreted in accordance with the laws of the State of Illinois. Whenever possible, each provision of his Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting the remainder of such provision or any of the remaining provisions of this Agreement.

     15. Vitale specifically acknowledges that, at least 21 days prior to the required date for executing this document, he was given a complete copy of this Agreement and by this Agreement was advised in writing to consult with an attorney concerning its meaning and effect.

     16. Vitale understands that after he signs this Agreement, he has seven (7) days to revoke it. If Vitale desires to revoke the Agreement, a written revocation must be delivered to the CBOT's attorney, Joseph E. Tilson, at 123 North Wacker Drive, Suite 1800, Chicago, Illinois 60606, within seven (7) calendar days of the date Vitale signs this Agreement.

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     17. If this Agreement is revoked within seven (7) days of signing, the
CBOT shall be relieved of all obligations under this Agreement.

     18. Each party acknowledges that he or it has read and understands this Agreement and voluntarily enters into same with full knowledge of its terms and conditions. Each party further acknowledges that the terms of this Agreement are valid and binding.

     19. The indemnification of Vitale set forth at Section 9(b) of his Employment Agreement shall apply to his service as a member of the Board of Directors of the CBOT (and each Committee thereof on which he serves) in like manner as is provided for his service as an officer thereunder and, any provision of Sections 8, 9 and 10 of this Agreement to the contrary notwithstanding, such officer's(s') and director's indemnification shall survive the termination of Vitale's employment in accordance with Section 11 of the Employment Agreement.

     20. The CBOT shall pay all professional fees and expenses incurred by Vitale in connection with his separation of employment and the preparation of this Agreement.


BY AND FOR THE CBOT, AGREED TO AND ACCEPTED:


By:    /s/ Nickolas J. Neubauer
       ------------------------

Its:   Chairman
       --------
Dated: 11/4/02
       -------


Signed and sworn to before me this 31st day of October, 2002.


 /s/   Ellen M. Paparelli
-------------------------
         NOTARY PUBLIC


BY AND FOR DAVID J. VITALE, AGREED TO AND ACCEPTED:


By:    /s/ DAVID J. VITALE
       ---------------------
           DAVID J. VITALE



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Dated: ___________________________________

Signed and sworn to before me this 31st day
of October, 2002
/s/ Ellen M. Paparelli
-------------------------------------
           NOTARY PUBLIC

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